FOR IMMEDIATE RELEASE:

November 2, 2010

USEC Reports Third Quarter 2010 Results

•	Net income of $1.0 million for quarter on revenue of $565 million
•	Net loss of $1.5 million for nine-month period on revenue of $1.37 billion
•	Cash flow from operations of $30.0 million in nine-month period, cash on hand of $146.1 million at September 30, 2010
•	Company updates 2010 outlook for net income and cash flow from operations
o	Gross profit margin guidance of 7 percent at high end of prior range
o	Earnings expected to be approximately breakeven after American Centrifuge expense
o	Cash flow used in operations expected in a range of breakeven to $20 million

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $1.0 million or 1 cent per diluted and basic share for the third quarter ended September 30, 2010, compared to a net loss of $6.2 million or 6 cents per diluted and basic share for the third quarter of 2009. For the nine-month period ended September 30, USEC reported a net loss of $1.5 million or 1 cent per diluted and basic compared to net income of $9.0 million or 6 cents per diluted share (8 cents per basic share) in the same period of 2009.

The financial results for the quarter and nine-month period reflect a decrease in the volume of separative work units (SWU) sold and a significant increase in uranium sales volume compared to the same periods of 2009 due to the variability of nuclear utility customer orders. Our results also reflect a higher average SWU selling price, offset by a lower average uranium selling price and higher unit costs for both SWU and uranium.

USEC’s advanced technology expense, primarily from the American Centrifuge project, totaled $28.6 million during the third quarter. This amount was offset in part by $12.4 million that was recognized as other income in the third quarter related to the U.S. Department of Energy’s (DOE) cost-sharing support for American Centrifuge under the terms of a cooperative agreement between USEC and DOE. This cost-sharing agreement is expected to be substantially completed in 2010. Results in the nine-month period of 2010 include a one-time charge of $6.5 million related to a change in tax treatment of Medicare Part D reimbursements resulting from health care legislation enacted in 2010, and upfront costs and fees of $4.8 million related to the investment by Toshiba Corporation and Babcock & Wilcox Investment Company (B&W) that were expensed.

Commenting on the financial results, USEC President and Chief Executive Officer John K. Welch said, “While we have been intensely focused on the American Centrifuge project, we have been equally focused on managing our current operations. We are not satisfied with single digit gross profit margins and we have also been paying close attention to improving our results from the initial guidance we provided.

“Lower power costs than expected, a sharp watch on expenses and additional sales have produced better results than originally projected.  Electric power represents approximately 70 percent of our production cost while the American Centrifuge promises to reduce electric power used to enrich uranium by 95 percent. That is one of the key reasons why we are so intent on transitioning to the American Centrifuge technology,” Welch said.

USEC issued a separate news release today providing an update on the American Centrifuge project.

Revenue

Revenue for the third quarter was $564.6 million, an increase of 3 percent compared to the same quarter of 2009. Revenue from the sale of SWU for the quarter was $404.2 million compared to $467.0 million in the same period last year. The volume of SWU sales declined 17 percent in the quarter and the average price billed to customers increased 4 percent. For the nine-month period, SWU revenue was $1,001.8 million, a decrease of 21 percent compared to the same period of 2009. SWU sales volume in the nine-month period was 24 percent lower, and the average price billed to customers was 4 percent higher, reflecting the particular contracts under which SWU were sold during the periods as well as the general trend of higher prices under contracts signed in recent years. We anticipate a decrease in the volume of SWU sales of approximately 9 percent in the full year 2010 compared with 2009.

Revenue from the sale of uranium was $79.3 million, an increase of $53.1 million from the same quarter last year. The quarterly results reflect an increase of 273 percent in uranium volume sold at average prices that were 19 percent lower than in the 2009 third quarter due to the mix and timing of uranium contracts. For the nine-month period, revenue from the sale of uranium was $164.5 million, an increase of $14.3 million on sales volume that increased 33 percent at average prices that declined 18 percent from the same period last year. Revenue from our U.S. government contracts segment was $81.1 million in the quarter, an increase of $25.0 million compared to the third quarter last year, and $202.7 million in the nine-month period, an increase of $49.9 million over the same period in 2009. The increase in both 2010 periods was due to additional cold shutdown services performed at the former Portsmouth gaseous diffusion plant (GDP) and fee recognition in 2010 on certain contracts. After the cold shutdown contract terminates in January 2011, work under that contract at the Portsmouth GDP is expected to transition to the new decontamination and decommissioning contractor for that site.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium (LEU) is physically delivered.  At September 30, 2010, deferred revenue totaled $222.5 million, a decrease of $79.4 million from December 31, 2009. The gross profit associated with deferred revenue as of September 30, was $38.0 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of  refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Other Income and Expenses

Cost of sales for the quarter ended September 30, 2010, for SWU and uranium was $451.4 million, a decrease of $9.9 million or 2 percent compared to the third quarter of 2009.  For the nine-month period, cost of sales for SWU and uranium was $1,077.2 million, a decrease of $190.9 million or 15 percent compared to the same period in 2009. Cost of sales for the segment declined due to the associated reduction in SWU sales volume noted above, partially offset by higher SWU unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

Production costs for the nine-month period increased by $3.6 million, or 1 percent, and production volume increased 2 percent compared to the corresponding period in 2009. The cost of electric power increased by $4.5 million, or 1 percent, in the nine months ended September 30, 2010, compared to the corresponding period in 2009.

The cost of sales per SWU was 3 percent higher in the third quarter and 4 percent higher in the nine-month period, compared to the same periods in 2009. The average cost per megawatt hour increased 1 percent compared to the nine-month period in 2009 due to higher fuel cost adjustments. Purchase cost for the SWU component of LEU under the Megatons to Megawatts program declined $17.6 million in the nine-month period on lower volumes due to timing of deliveries that was partially offset by an 8 percent increase in the market-based unit purchase cost.

Under the terms of our contract with the Tennessee Valley Authority (TVA), beginning September 1, 2010, we began to buy 1,650 megawatts instead of the 2,000 megawatts we had been purchasing in non-summer months since 2007. The reduction in power purchased should not negatively affect plant efficiency. In addition, we continue to evaluate our TVA load profile and production requirements through the end of the contract period of May 31, 2012 with a goal of optimizing power purchases and decreasing our exposure to TVA fuel cost volatility. The base price under the TVA power contract increases moderately based on a fixed, annual schedule, and is subject to a fuel cost adjustment provision to reflect changes in TVA’s fuel costs, purchased-power costs, and related costs. The impact of the fuel cost adjustment imposed an average increase over base contract prices of about 9 percent in the nine months ended September 30, 2010.

Cost of sales for U.S. government contracts was $75.2 million in the third quarter and $183.0 million in the nine-month period, an increase of $26.4 million and $40.7 million compared to the same periods of 2009, respectively. The 54 percent increase in the third quarter compared to the same period last year reflects additional cold shutdown services performed at the Portsmouth GDP.

The gross profit for the third quarter was $38.0 million, a decrease of $1.2 million or 3 percent over the same period in 2009.  For the nine-month period, the gross profit was $108.8 million, a decrease of $50.0 million or 31 percent. The gross profit margin for the quarter was 6.7 percent compared to 7.1 percent in the third quarter of 2009 and 7.9 percent in the nine-month period compared to 10.1 percent in the same period last year.  Gross profit for the LEU segment was slightly higher for the quarter due to a higher average SWU selling price and an increase in uranium sales volume, offset by the lower average uranium selling price and higher unit costs for both SWU and uranium.  Gross profit for the LEU segment declined for the nine-month period due higher unit costs for SWU and uranium and the lower average uranium selling price, partially offset by higher average SWU prices.  Gross profit for the U.S. government contracts segment increased $9.2 million in the nine-month period compared to the same period of 2009 reflecting fee recognition on certain contracts on a year-to-date basis.

Selling, general and administrative expenses in the nine-month period were $43.4 million, a decrease of $1.7 million over the same period in 2009. The reduction was primarily due to a $3.9 million decrease in consulting expense during the period, offset by a $2.9 million increase in salaries, other cash-based compensation and employee benefits.

Advanced technology costs totaled $80.3 million in the nine months, a decrease of $13.5 million compared to the corresponding period in 2009, reflecting the significant demobilization of construction and machine manufacturing activities for the American Centrifuge project in the second half of 2009. Advanced technology costs include expenses by NAC to develop and expand its MAGNASTOR™ storage and transportation technology of $1.7 million in the nine-month period of 2010 and $0.4 million in the corresponding period of 2009.

We reached a cooperative agreement with DOE in March 2010 to provide for pro-rata cost sharing support for continued funding of American Centrifuge activities with a total estimated cost of $90 million. DOE has made $45 million available by taking the disposal obligation for a specific quantity of depleted uranium from USEC, which released encumbered funds for investment in the American Centrifuge technology that USEC had otherwise committed to future depleted uranium disposition obligations. In July 2010, surety bonds and related deposits were reduced and USEC received the $45 million in cash. In the nine months ended September 30, 2010, USEC made qualifying American Centrifuge expenditures of $64.8 million. DOE’s contribution on a 50 percent pro rata basis, or $32.4 million, is recognized as other income in the nine months ended September 30, including $12.4 million in the three months ended September 30.

Third quarter results reflect the issuance costs of $4.8 million related to the investment by Toshiba Corporation and B&W that were expensed in the quarter ended September 30, 2010. The issuance costs were expensed in the period of issuance, rather than deferred and amortized, since the preferred stock is classified as a liability and recorded at fair value.

Cash Flow

At September 30, 2010, USEC had a cash balance of $146.1 million compared to $207.5 million at June 30, 2010, and $131.3 million at December 31, 2009. Cash flow provided by operations in the nine months ended September 30, 2010, was $30.0 million, compared to cash flow from operations of $319.4 million in the previous year.  Payables under the Russian Contract increased $96.6 million in the nine-month period, due to timing of deliveries. Inventories increased during the third quarter and have increased $53.9 million during the first nine months of 2010.  Capital expenditures, primarily related to the American Centrifuge Plant, totaled $123.0 million during the nine-month period compared to $363.2 million in the same period of 2009.

2010 Outlook Update

Based on the financial results of the first nine months of 2010, our view of the anticipated spending pattern for the American Centrifuge project, and our outlook for results for the remainder of the year, we are providing the following earnings and cash flow guidance for full-year 2010.

We expect revenue for 2010 of approximately $2 billion, with revenue from SWU sales expected to be roughly $1.5 billion. This assumes a 3 percent increase in the average price billed to customers offset by a 9 percent decrease in SWU volume compared to 2009. Revenue from the sale of uranium is expected to be approximately $200 million dollars. Uranium revenue can be volatile due to deferral of revenue recognition until the uranium sold and delivered is used as the uranium component of LEU. We expect revenue from the U.S. government contracts segment of approximately $275 million. The revenue guidance reflects a modest increase in SWU volumes from our prior guidance, offset by reductions in uranium and U.S. government contracts revenue.

Electric power continues to be the major driver in our cost of sales. Electricity is expected to be about 70 percent of the cost of SWU production for 2010. Beginning September 1, 2010, we reduced the amount of power we purchase in the non-summer months by 17.5 percent to 1650 megawatts under our power agreement with TVA. In addition, market-based power purchased during the summer of 2010 was less expensive than our initial forecast, but the fuel cost adjustment in the TVA contract has increased during 2010 and has added 9 percent to the base rate through September 30, 2010. We produce approximately half of our SWU supply and purchase half from Russia under the Megatons to Megawatts program. Purchases from Russia have cost 8 percent more in 2010 compared to the previous year.

We use the monthly moving average inventory cost methodology, and our cost of sales continues to reflect higher production and purchase costs rolling through our inventory. These costs have risen at a higher rate than our average price billed to customers, which has caused our gross profit margin to decline over the past three years. We currently anticipate our gross profit margin for 2010 will be approximately 7 percent.

Spending in 2010 on the American Centrifuge project that is expensed is expected to be approximately $110 million. A cost-sharing arrangement reached with DOE to offset a portion of our American Centrifuge activities provides $45 million under “other income.” Also below the gross profit line, we expect selling, general and administrative expenses to be approximately $60 million, in line with our previous guidance. In addition, our results will be affected by a one-time charge of $6.5 million taken in the first quarter of 2010 related to a change in tax treatment of Medicare Part D reimbursements as a result of health care legislation signed in March 2010.

We expect net income for the full year 2010 to be approximately breakeven, after the impact of expenses related to the American Centrifuge project. At breakeven, small changes to net income can have a substantial effect on the effective federal income tax rate. In addition, the tax treatment for the newly issued preferred equity shares will have the effect of increasing our effective tax rate.

As we approach year-end, significant uncertainty exists in our U.S. government contracts segment that could impact our outlook projections. We have approximately 1,100 employees working at the former Portsmouth plant supporting DOE, its activities and the cold shutdown contract efforts. We are working with DOE and the decontamination and decommissioning (D&D) contractor on an orderly transition of employees to the D&D contractor in January 2011, when work under our existing cold shutdown contract is expected to transition to the D&D contractor. However, because of uncertainty on the scope of work that may continue with DOE, transition to the D&D contractor, as well as our obligation to meet certain site specific regulatory requirements, we are uncertain as to potential severance and other employee related benefits that may need to be accrued at year-end. In addition, $31.2 million of unbilled receivables and $6.5 million of past due receivables related directly to DOE or DOE contractors remain on our consolidated balance sheet as of September 30, 2010, and the timing and amount of recovery are uncertain.

We are building a moderate level of inventory in 2010 for future sales, which has had a negative effect on cash flow from operations. We anticipate cash flow from operations to swing from a positive $30 million in the first nine months of 2010 to a full-year range of breakeven cash generation to $20 million cash used in operations. We also expect capital expenditures related to the American Centrifuge Plant for 2010 to total approximately $100 million.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment from our current projection;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Changes to planned spending on the American Centrifuge project;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers;

•	Economics of underfeeding the production process at the Paducah GDP to make additional uranium sales; and

•	Actions taken by governmental bodies or agencies.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by the U.S. Department of Energy (“DOE”); our ability to reach agreement with DOE on acceptable terms of a conditional commitment, including credit subsidy cost, and our ability to meet any required conditions to funding; our ability to raise capital beyond the $2 billion of DOE loan guarantee funding for which we have applied; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; our ability to meet the November 2010 milestone under the June 2002 DOE-USEC Agreement related to financing the American Centrifuge project and other remaining milestones under that agreement; restrictions in our revolving credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including our ability to satisfy the significant closing conditions in the securities purchase agreement governing the transactions and the impact of a failure to consummate the transactions on our business and prospects; certain restrictions that may be placed on our business as a result of the transactions with Toshiba and B&W; our ability to achieve the benefits of any strategic relationships with Toshiba and B&W; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government including uncertainty regarding the impacts on our business of the transition of government services performed by us at the former Portsmouth gaseous diffusion plant to the new decontamination and decommissioning contractor; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. For a discussion of these risks and uncertainties and other factors that may affect our future results, please see Item 1A entitled “Risk Factors” and the other sections of our quarterly report on Form 10-Q and our annual report on Form 10-K,which are available at www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors:      Steven Wingfield (301) 564-3354

Media:            Paul Jacobson (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Separative work units	$404.2	$467.0	$1,001.8	$1,266.2
Uranium	79.3	26.2	164.5	150.2
U.S. government contracts and other	81.1	56.1	202.7	152.8
Total revenue	564.6	549.3	1,369.0	1,569.2
Cost of sales:
Separative work units and uranium	451.4	461.3	1,077.2	1,268.1
U.S. government contracts and other	75.2	48.8	183.0	142.3
Total cost of sales	526.6	510.1	1,260.2	1,410.4
Gross profit	38.0	39.2	108.8	158.8
Special charge for workforce reduction	-	2.5	-	2.5
Advanced technology costs	28.6	31.7	80.3	93.8
Selling, general and administrative	14.0	14.0	43.4	45.1
Other (income)	(12.4)	-	(32.4)	-
Operating income (loss)	7.8	(9.0)	17.5	17.4
Preferred stock issuance costs	4.8	-	4.8	-
Interest expense	0.3	0.2	0.4	1.0
Interest (income)	(0.2)	(0.2)	(0.4)	(1.2)
Income (loss) before income taxes	2.9	(9.0)	12.7	17.6
Provision (benefit) for income taxes	1.9	(2.8)	14.2	8.6
Net income (loss)	$1.0	$(6.2)	$(1.5)	$9.0
Net income (loss) per share – basic	$.01	$(.06)	$(.01)	$.08
Net income (loss) per share – diluted	$.01	$(.06)	$(.01)	$.06
Weighted-average number of shares outstanding:
Basic	113.2	111.8	112.6	111.3
Diluted	166.4	111.8	112.6	160.0

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$146.1	$131.3
Accounts receivable, net	228.0	191.4
Inventories	1,472.8	1,301.2
Deferred income taxes	43.4	48.6
Deferred costs associated with deferred revenue	184.5	244.4
Other current assets	61.1	52.7
Total Current Assets	2,135.9	1,969.6
Property, Plant and Equipment, net	1,195.3	1,115.1
Other Long-Term Assets
Deferred income taxes	240.6	270.3
Deposits for surety bonds	110.2	158.3
Deferred financing costs, net	10.5	12.0
Goodwill	6.8	6.8
Total Other Long-Term Assets	368.1	447.4
Total Assets	$3,699.3	$3,532.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$148.1	$153.4
Payables under Russian Contract	231.4	134.8
Inventories owed to customers and suppliers	587.1	469.4
Deferred revenue and advances from customers	237.6	325.0
Total Current Liabilities	1,204.2	1,082.6
Long-Term Debt	575.0	575.0
Series B-1 12.75% Convertible Preferred Stock	75.8	-
Other Long-Term Liabilities
Depleted uranium disposition	119.2	155.6
Postretirement health and life benefit obligations	173.8	168.9
Pension benefit liabilities	181.5	176.6
Other liabilities	84.2	97.8
Total Other Long-Term Liabilities	558.7	598.9
Stockholders’ Equity	1,285.6	1,275.6
Total Liabilities and Stockholders’ Equity	$3,699.3	$3,532.1

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)
	Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities
Net income (loss)	$(1.5)	$9.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30.2	23.2
Deferred income taxes	31.9	(0.1)
Other non-cash income on release of disposal obligation	(32.4)	-
Preferred stock issuance costs and capitalized paid-in-kind dividends	5.6	-
Changes in operating assets and liabilities:
Accounts receivable – (increase)	(36.6)	(10.6)
Inventories – (increase) decrease	(53.9)	212.7
Payables under Russian Contract – increase	96.6	33.4
Deferred revenue, net of deferred costs – increase (decrease)	4.1	(26.4)
Accrued depleted uranium disposition – increase (decrease)	(36.4)	28.3
Accounts payable and other liabilities – increase	8.5	22.9
Other, net	13.9	27.0
Net Cash Provided by Operating Activities	30.0	319.4
Cash Flows Used in Investing Activities
Capital expenditures	(123.0)	(363.2)
Deposits for surety bonds – (increase) decrease	48.1	(38.2)
Net Cash (Used in) Investing Activities	(74.9)	(401.4)
Cash Flows Used in Financing Activities
Borrowings under credit facility	38.3	-
Repayments under credit facility	(38.3)	-
Repayment and repurchases of senior notes	-	(95.7)
Proceeds from issuance of Series B-1 convertible preferred stock and warrants	75.0	-
Payments for deferred financing costs and preferred stock issuance costs	(13.2)	(0.7)
Common stock issued (purchased), net	(2.1)	(0.8)
Net Cash Provided by (Used in) Financing Activities	59.7	(97.2)
Net Increase (Decrease)	14.8	(179.2)
Cash and Cash Equivalents at Beginning of Period	131.3	248.5
Cash and Cash Equivalents at End of Period	$146.1	$69.3
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$-	$5.6
Income taxes paid, net of refunds	2.7	5.3